January 31, 2000

Re:  Swift Energy Pension Partners 1994-B, Ltd.

Dear Investor:

On January 7, a proxy statement pertaining to a proposal to sell all of the Partnership's Property Interests and dissolve and liquidate the Partnership were mailed to you. As of this date, approximately 48% of the Interest Holders have returned their vote with over 85% voting in favor of the proposal.

Due to the significant number of Interest Holders who have not voted, enclosed is a yellow Form of Proxy for those Interest Holders who may have misplaced the original green Form of Proxy. A return envelope is provided for your convenience. If your investment is owned other than through joint tenancy, we encourage you to vote by telephone at 1-800-353-9962. You may also return your proxy form by fax to 281-874-2818. Please refer to the pink voting instruction sheet enclosed.

In the event you have misplaced the Partnership's proxy statement dated December 20, 1999, please contact the Investor Relations Department at 281-874-2750 or 800-777-2750 and we will provide you with another copy. If you have already submitted your proxy vote, please disregard this letter.



SWIFT ENERGY COMPANY
Managing General Partner